UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

September 1, 2015
Date of Report (date of earliest event reported)

MICRON TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-10658	75-1618004
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8000 South Federal Way
Boise, Idaho 83716-9632
(Address of principal executive offices)

(208) 368-4000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 1.01.	Entry into a Definitive Material Agreement

On September 1, 2015, Micron Technology, Inc. (“MTI”), Micron Semiconductor Asia Pte. Ltd., a wholly owned subsidiary of MTI (“MSA” and, together with MTI, collectively, “Micron”), and Intel Corporation (“Intel”) entered into a (1) supply agreement (the “Amended and Restated Supply Agreement”) that amends and restates the existing supply agreement, dated as of January 31, 2014, among MTI, MSA and Intel (the “Existing Supply Agreement”), (2) new supply agreement (the “Supplemental Supply Agreement”) that supplements the supply under the Amended and Restated Supply Agreement, and (3) new supply agreement (the “Wafer Supply Agreement” and, together with the Amended and Restated Supply Agreement and the Supplemental Supply Agreement, the “Supply Agreements”). Each of the Supply Agreements provide that, during their respective terms, Micron will supply to Intel, and Intel will be required to purchase, a minimum quantity of certain 3D NAND flash memory products that are manufactured using particular process technology nodes jointly developed by Micron and Intel.

Under the Amended and Restated Supply Agreement, the price for 3D NAND flash memory products sold to Intel is determined on a cost-plus basis, where cost is determined in a manner generally consistent with the Existing Supply Agreement. The term of the Amended and Restated Supply Agreement is for three years following the date when 3D NAND flash memory product is qualified to be manufactured at Micron’s Singapore facility.

Under the Supplemental Supply Agreement, the price for 3D NAND flash memory products sold to Intel is determined on a cost-plus basis. The Supplemental Supply Agreement provides that Micron will supply Intel with a specified amount of 3D NAND flash memory products for three years following the date when 3D NAND flash memory product is qualified to be manufactured at Micron’s Singapore facility.

Under the Wafer Supply Agreement, the price for 3D NAND flash memory products sold to Intel is determined on a cost-plus basis. The Wafer Supply Agreement provides that Micron will supply Intel with a specified amount of 3D NAND flash memory products each week for a period of one year.

Each party has the right to terminate any of the Supply Agreements upon certain material breaches by the other party.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICRON TECHNOLOGY, INC.

Date:	September 8, 2015	By:	/s/ Ernie Maddock
		Name:	Ernie Maddock
		Title:	Chief Financial Officer and Vice President of Finance